Exhibit 5.1
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304


May 19, 1999


3Dfx Interactive, Inc.
4435 Fortran Drive
San Jose, California 95134

Re:     Registration Statement on Form S-8

Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 19, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 813,000 shares of your Common Stock, no par value, (the "Shares") to be issued pursuant to individual options granted under the STB Systems, Inc. 1995 Amended and Restated Long Term Incentive Plan, the STB Systems, Inc. Amended and Restated Stock Option Plan for Non-Employee Directors and pursuant to the STB Systems, Inc. 1995 Employee Stock Option Purchase Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/S/ WILSON SONSINI GOODRICH & ROSATI